EXHIBIT 10.23
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of November, 1998 (the "Effective Date") by and between COASTAL PHYSICIAN GROUP, INC. (the "Employer" or "Coastal"), a Delaware corporation with its principal place of business in Durham, North Carolina and W. RANDALL DICKERSON ("Employee"), a resident of Durham, North Carolina.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Employee is currently an employee of Employer; and

     WHEREAS, Employer and Employee desire to substantially and materially modify the existing terms of employment of Employee in order to provide for an extended term of employment, revised compensation terms and other matters; and

     WHEREAS, subject to the terms and conditions hereinafter provided, Employer desires to restate and amend the existing employment arrangement and to employ Employee, and Employee desires to accept such employment, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the employment of Employee and the compensation to be paid by Employer to Employee, and the covenants set forth herein, Employee hereby accepts employment hereunder subject to the terms and conditions stated below, including the agreement of Employee not to enter into certain competitive activities with the Employer, as follows:

     1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions stated herein. This Agreement shall amend, restate and supersede all existing employment agreements and arrangements applicable to Employee, either written or oral.

     2. Term. This Agreement shall commence effective as of November 1, 1998 (the "Effective Date") and shall continue through and including October 31, 1999 (the "Initial Term"), unless this Agreement is (a) otherwise terminated in accordance with the provisions contained herein, or (b) extended by mutual agreement of Employer and Employee. After the Initial Term, this Agreement may be renewed or extended upon mutual agreement of the parties. If the parties do not agree to an extension on other terms, then this Agreement shall automatically renew on a month-to-month basis until either Employer or Employee terminates this Agreement pursuant to Section 12 herein.

     3. Duties.  Employee  shall perform the following  duties  pursuant to this
Agreement:

          (a) Employee shall serve as an Executive Vice President and Chief Financial Officer of Employer. During the term of this Agreement, Employee may be elected to the Board of Directors of Employer. If so elected, Employee may be removed at anytime from any board seat as deemed appropriate by the shareholders of Employer, and such removal shall not be considered a breach by the Employer of this Agreement. Removal of Employee from the office of Executive Vice President and Chief Financial Officer shall be considered a material breach of the terms of this Agreement by Employer.

          (b) Employee shall at all times abide and observe Employer's policies and procedures as are in effect from time to time. Employee acknowledges that Employer is an equal opportunity employer and that Employer's established policy is not to discriminate on the basis of age, marital status, race, color, sex, religion or national origin, or to violate any federal or state anti-discrimination law. Employee shall be responsible for carrying out and implementing the foregoing policy throughout the operations and activities of Employer.

     4. Compensation. For the services provided by Employee as an employee of Employer, Employer shall pay Employee the annual base salary (the "Base Salary") and other compensation identified on Exhibit A.

     5. Additional Benefits. Commencing on or about the Effective Date, and thereafter during the Initial Term of this Agreement and any renewals or extensions thereof, Employee shall be entitled to and Employer shall provide to Employee all employment benefits which are generally provided to senior executive officers of Employer. In addition, Employer will provide Employee an office and administrative support appropriate to Employee's position, and Employer will pay the cost of continuing professional education required to maintain the Certified Public Accountant license of Employee and provide reimbursement of usual and customary dues and license fees consistent with other senior management.

     6. Devotion of Time. During the term of this Agreement, Employee shall devote his full time and attention to the business of Employer and its affiliates in a manner and to an extent commensurate with the commitment of other executive officers of Employer, to fulfill his duties and responsibilities under the Agreement and to advance the business interests and good reputation of Employer and the direct and indirect subsidiaries of Employer.

     7. Confidentiality and Non-Disclosure. Employee acknowledges that, during this employment, he will gain access to, or possession or knowledge of, numerous trade secrets, confidential information, other valuable properties not generally available to the public and proprietary information, including but not limited to, hospital and healthcare facility client lists, client files and records, lists of potential clients, prospects or targets, and/or other market and marketing data and plans, price books, promotional devices and methods, business methods, manuals and plans, business and sales techniques, strategic plans, computer programs, hospital and physician contracts, and research and development (hereinafter referred to collectively as "Confidential Information"). Employee acknowledges that such Confidential Information is unique and a valuable asset which is owned solely by Employer (or affiliates of Employer) and is to be used only for Employer's or its affiliates' (other than any natural persons) benefit.

Employee shall not, during or after the term of this Agreement, disclose, divulge, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information and, in addition, Employee shall exercise all reasonable efforts and precautions to protect against such Confidential Information from misappropriation, misuse, disclosure, breach of confidentiality, or other conduct or action inconsistent with Employer's rights; provided, however, that Confidential Information may be disclosed to the extent
(i) required by law or court order or (ii) generally available to the public other than by unauthorized disclosure. Upon termination of this Agreement, Employee shall return immediately to Employer all of Employer's (or its affiliates) property (including, without limitation, Confidential Information) in Employee's possession or control. Any materials, manuals, documents or records developed, written, edited or designed by Employee while employed by Employer are the exclusive property of Employer.

     8. Covenant Not To Compete. Employee will, as a result of this employment, be responsible for the executive management and direction of substantial business resources and assets of Employer and its affiliates and will develop additional contacts and relationships with numerous individuals, executives, companies, insurers, providers and health maintenance organizations which are also involved in the managed healthcare business. Such individuals and organizations will have business and contractual relationships with Employer or its affiliates that will be a valuable asset thereof. Employee therefore agrees as follows:

          (a) For a period of six (6) months after termination of this Agreement, Employee will not become employed by, own, operate, manage, or provide consulting services to any business that provides the same type of services as Employer currently provides in the states where Employer is providing services as of the date of termination of this Agreement.

          (b) For a period of twelve (12) months after termination of this Agreement, Employee will not solicit any hospital, clinic, healthcare facility or other client having a contractual or business relationship with Employer or of any subsidiary of Employer, or of any prospect or potential client to which a marketing proposal or presentation was made within six (6) months of termination, and of which Employee was aware, involving the provision of healthcare services, which solicitation would be for the purpose of providing healthcare or healthcare related services.

          (c) For a period of twelve (12) months following the termination of this Agreement, Employee will refrain from any activity of any nature intended or reasonably calculated to result in the termination or cancellation of any contractual or business arrangement between the Employer or any subsidiary of Employer, and any insurer, client, facility or other business or entity.

          (d) Employee shall notify any entity or organization of which he is a director, significant shareholder (or other equity owner), manager, general partner, executive officer or as to which he is otherwise a controlling party or over whom he exerts significant influence (an "Affiliate") of the provisions of Sections 7, 8 and 9 of this Agreement, and Employee will not cause or permit such Affiliate to engage in any activity that would be prohibited for Employee personally under this Agreement.

          (e) Nothing in this Agreement shall prevent Employee from making passive investments in third parties so long as such investments do not require Employee to perform any services in connection with any such investments in such third parties.

     9. Solicitation of Other Employees.

          (a) Employee agrees that he shall not, for a period of twelve (12) months after the termination of this Agreement, solicit or seek to influence, either directly or indirectly, any employee or any physician or healthcare provider under contract with Employer at any time during Employee's employment by Employer or any of its subsidiaries or affiliates, to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with Employer or any of its subsidiaries or affiliates.

          (b) Employee further agrees that neither he nor any Affiliate shall, for a period of twelve (12) months after the termination of this Agreement, hire, employ, enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby a "Coastal Employee" (as defined below) would perform services for compensation for Employee or such entity. For the purposes hereof, "Coastal Employee" shall mean any person who has been employed by Coastal or any or its direct or indirect subsidiaries at any time during the six (6) month period immediately preceding the termination of this Agreement.

     10. Breach and Remedies.

          (a) Employee acknowledges that the breach or threatened breach of any of the covenants set forth in Sections 7, 8 or 9 may result in immediate and irreparable injury to Employer or its affiliates. Accordingly, Employee agrees that the provisions of Sections 7, 8 and 9 shall inure to the benefit of and may be enforced by Employer or any if its affiliates. In addition to any rights or remedies available to Employer for a breach by Employee of Sections 7, 8 or 9, Employer and its affiliates shall be entitled to injunctive relief to enforce the obligations of Employee contained in such Sections. Nothing herein shall be construed as prohibiting Employer or its affiliates from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee.

          (b) The periods of time provided for in Sections 7, 8 or 9 shall be extended by any period of violation or periods of time required to resolve by arbitration, not to exceed 45 days, any dispute regarding the provisions thereof.

          (c) Employee hereby acknowledges that the covenants set forth in Sections 7, 8 and 9 are reasonable in all respects and are necessary to protect the legitimate business interests of Employer and its affiliates. It is the intention of parties to restrict the activities of Employee only to the extent necessary to protect the legitimate business interests of Employer, its subsidiaries and/or affiliates, and not to deprive Employee of the right or ability to earn a livelihood.

     11. Vacation and Sick Leave. All earned, accrued and unused vacation and any unused sick pay, upon termination, will be governed by Employer's then current policies.

     12. Termination. This Agreement may be terminated as follows:

          (a) Either party may terminate this Agreement without cause at any time upon thirty (30) days' prior written notice to the other party. This thirty day period is hereafter referred to as the "Notice Period." In the event of such termination, Employee, if requested by Employer, shall continue to perform his obligations and duties under this Agreement and assist with the transition of duties to a new employee during the Notice Period. Employer, at its option, may notify Employee at any time during the Notice Period that no further services are to be performed. In the event that this Agreement is terminated without cause by either party, the covenants set forth in Sections 7, 8 and 9 shall continue in effect, and the applicable start date for the periods of time in Sections 7, 8 or 9 shall be the later of the date that notice of termination is given or the last date upon which services are performed.

          (b) Upon expiration of the Initial Term or any extended term (including month to month extensions) of this Agreement without renewal or extension or if this Agreement is terminated without cause by Employer at any time during the term hereof, Employer shall pay Employee an amount equal to one-half of the annual Base Salary then in effect (see Exhibit A), all to be paid out in equal installments over the six (6) months following the date of termination, beginning thirty (30) days from the date of termination; provided that if Employee is terminated without cause at any time within one (1) year of a merger or consolidation of Employer or other change of ownership of Employer which in any case results in any person or group having the ability to elect or appoint a majority of the Board of Directors of Employer (unless such person or group currently has such power), then the amount to be paid out under this subsection shall be equal to the annual Base Salary then in effect, to be paid out in equal installments over the twelve (12) months following termination.

          (c) This Agreement may be terminated by Employer at any time for cause upon written notice to Employee, which notice shall specify the reason for termination. For purposes of this Subsection 12(c), cause shall include, but shall not be limited to, the following: fraud; dishonesty; substantial and continuous nonperformance of assigned duties; failure to comply with a material written policy of Employer; failure by Employee to perform or meet objective and measurable standards; unlawful activities for which Employee is indicted or convicted in a jurisdiction of the United States; and material breach of this Agreement.

          (d) This Agreement shall terminate upon the death or total and permanent disability of Employee. In the event that this Agreement terminates due to Employee's death or total and permanent disability, Employer shall pay upon such termination to Employee, Employee's Base Salary accrued through the date of Employee's death or the date he becomes totally and permanently disabled, as the case may be. Permanent disability for purposes of this Agreement shall mean the inability to perform the functions of Employee's position for a continuous period of six (6) months.

          (e) This Agreement may be terminated by Employee upon a material breach of the terms of this Agreement by Employer, and if this Agreement is terminated at any time during the term hereof by Employer under this subsection, then Employer shall pay Employee an amount equal to one-half of the annual Base Salary then in effect (see Exhibit A), all to be paid out in equal monthly installments over the six (6) months following the date of termination, beginning thirty (30) days from the date of termination.

          (f)  Except  as  expressly  set  forth   herein,   all  of  Employer's
obligations for compensation or other benefits shall terminate upon the effective date of the termination of this Agreement.

          (g) Upon termination of Employee's employment for any reason, Employee agrees to resign any position as a director of Employer then held by Employee. In that regard, Employee agrees that if, during the term of this Agreement, he is elected or appointed to be a director of Employer, Employee shall execute and deliver to Moore & Van Allen, PLLC, as escrow agent, an undated resignation letter with respect to such director position, which escrow agent is authorized to date and deliver to Employer upon receipt of notice from Employer that Employee's employment has terminated.

     13. Compliance With Securities Laws. Employee agrees to comply with all applicable federal and state securities laws and with all applicable policies of Employer concerning the buying and selling of stock of Employer by employees to the extent such policies do not restrict Employee's express rights under this Agreement.

     14. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes and cancels any prior oral and written understanding and/or agreements between them respecting the subject matter of this Agreement. This Agreement may be amended or modified only in a writing signed by both parties.

     15. Severability. If any provision, term, condition, or clause of this Agreement or the application thereof shall be found to be invalid or unenforceable to any extent, then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

     16. Governing Law. This Agreement is made and entered into in the State of North Carolina and is to be construed in accordance with and take effect under the laws of the State of North Carolina without regard to principles of conflicts of laws.

     17. Dispute Resolution. All disputes under this Agreement shall be resolved in accordance with the procedure set forth in Exhibit B.

     18. Assignment. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto, except that Employer may assign this Agreement to one of its affiliates or wholly-owned subsidiaries, provided that in the event of such an assignment, Employer shall remain primarily responsible for its obligations hereunder. All rights hereunder are personal to the Employee and shall cease upon the termination of this Agreement unless otherwise stated herein; provided, however, that the provisions hereof shall inure to the benefit of the personal representatives, heirs and legatees of Employee.

     19. Notice. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received
(a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed: in the case of Employer, to its principal office and marked "Attention: President," and in the case of Employee, to his last known permanent address according to the books and records of Employer.

     20. Miscellaneous. Any protection, benefits, rights or other provisions given to Employer in this Agreement shall also be deemed to apply to, protect and inure to the benefit of Employer's affiliates and subsidiaries. All rights of Employer expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

                           (signature page to follow)

     IN WITNESS WHEREOF, the parties sign and seal below, effective the date first written in this Agreement.

                                 EMPLOYEE:

                                 _________________________________________(SEAL)
                                 W. Randall Dickerson


                                 EMPLOYER:

                                 COASTAL PHYSICIAN GROUP, INC.

                                 By: ___________________________________________
                                         Steven M. Scott, President and
                                         Chief Executive Officer

ATTEST:

By: _____________________________
         Assistant Secretary

          [CORPORATE SEAL]

                                    EXHIBIT A
                                    ---------

                                  COMPENSATION
                                  ------------


1. Base Salary. For services provided as an employee of Employer, Employee shall receive, beginning on the Effective Date, a base salary of $180,000 per annum (the "Base Salary") payable in accordance with Employer's current payroll practices. The Base Salary shall be subject to annual review and adjustment as of each November 1 during the term of this Agreement (or such other times as may be determined by Employer).

2. Incentive Bonus. Employee shall be eligible for an incentive or performance bonus (the "Incentive Bonus") up to a maximum annual amount equal to forty percent (40%) of Employee's Base Salary. The Incentive Bonus shall be awarded pursuant to a bonus plan to be implemented by Employer and shall be based upon such criteria as Employer and Employee may mutually agree, which criteria shall include, without limitation, the timely filing of all required reports of Employer with the Securities and Exchange Commission. During the Initial Term of this Agreement, Employer and Employee have agreed that Employee shall be eligible for a bonus of up to $40,000 awarded as follows:

               (i) $10,000 for timely filing of Employer's 10-Q's (for the third quarter of 1998 and the first and second quarters of
                    1999).

               (ii) $20,000 for the timely filing  Employer's Form 10-K for 1998 with a "clean" audit opinion (i.e., with no "going concern" caveat).

               (iii) $10,000 in the discretion of the Chief Executive Officer.

           Provided, that in the event Employer enters into a transaction or series of transactions that render the filing of 10-Q's and 10-K unnecessary or impossible, Employer and Employee will negotiate in good faith to adopt alternative standards for (i) and (ii) above.

3. Stock Options or Awards. Employee shall be eligible for stock options and awards available to other senior management of Employer and its affiliates from time to time. This subsection shall not be a guarantee of any awards or options, and Employee recognizes that the awarding of such compensation is governed by plans adopted by the Board of Directors of Employer from time to time.

                                    EXHIBIT B
                                    ---------

                              MEDIATION/ARBITRATION
                              ---------------------

     The parties hereto shall resolve any dispute or disagreement arising out of this Agreement or the performance of Employee or Employer hereunder by submitting such dispute first to mediation and second to arbitration pursuant to the following procedures; provided that nothing herein shall prevent Employer from obtaining injunctive relief under Section 10 for violations by Employee of the provisions of Sections 7, 8 or 9.

          (a) Mediation. The parties shall mediate any dispute or disagreement upon the written demand of either party or both of the parties with the mediator appointed by the Judicial Arbitration & Mediation Services, Inc. ("JAMS") or another party upon mutual agreement of Employer and Employee, pursuant to the following terms and conditions.

               (1) Best Efforts. The parties agree to use their best efforts to resolve their dispute by mediation before proceeding to binding arbitration.

               (2) Hearings, Scheduling and Parties Present. After the mediator has been appointed, the parties shall promptly agree upon a date and time for the initial conference with the mediator, but no later than thirty (30) days after the date the mediator was selected. The location of the mediation shall be Durham, North Carolina. The parties understand and agree that, besides counsel, a representative from each side with full settlement authority shall be present at all mediation conferences unless excused by the mediator. Each party may have other representatives, agents or witnesses present at the mediation to respond to questions, contribute information and participate in the mediation. The number of additional parties may be agreed upon in advance with the assistance and advice of the mediator.

               (3) Discovery. In the event that a party has a substantial need for information in the possession of another party to prepare for the mediation conference, the parties shall use their best efforts to agree upon the procedure for expeditious exchange of information and, if required, the mediator shall assist in such efforts.

               (4) Position Papers. Each party shall deliver to the mediator and each party to the mediation a concise written summary of its position together with any appropriate documents supporting such position no later than seven (7) days before the scheduled mediation session, including a proposed solution to the matters in controversy.

               (5) Mediator's Role. Once familiar with the issues involved in the mediation, the mediator shall, if requested by both of the parties, give an opinion of the probable outcome of the case and a range of settlement value and trial value if the case were litigated. The mediator shall, in the absence of instructions from the parties to the contrary, give recommendations regarding the possible settlement terms and conditions. The opinions and recommendations of the mediator are not binding on the parties.

               (6) Fees and Costs. The fees and costs of the mediation shall conform to the then current fee schedule of JAMS. Fees and costs of the mediation shall be borne equally by the parties and each party shall pay its own professional fees and costs.

               (7) Confidentiality of Proceedings. The mediation shall be considered settlement negotiations for the purpose of all state and federal rules and laws protecting disclosures made during such conferences from later discovery or use in evidence. The mediation shall be confidential and no stenographic or other written records shall be made except the memorialized settlement record. All conduct, promises, offers, views, opinions or statements, whether oral or written, by any party, the party's agent, employee, or representative are confidential and, where appropriate, considered work product and privileged and the same shall not be subject to discovery or voluntary disclosure or admissible for any purpose, including impeachment in litigation between the Parties, provided, however, that evidence otherwise subject to discovery or admissible is not excluded from discovery or admission in evidence as a result of the same being used in connection with the mediation.

               (8) Termination of the Mediation. The mediation shall continue until the matter is resolved or the mediator makes a good faith finding that all settlement possibilities have been exhausted and there is no reasonable likelihood of resolution through mediation.

          (b) Binding Arbitration. After attempting to resolve the dispute in good faith through mediation, the parties shall, upon written request of either or both parties, submit any dispute or disagreement to binding arbitration by JAMS in accordance with the foregoing rules and procedures regarding mediation specified above in paragraph (a), with the following exceptions:

               (1) Selection of the Arbitrator. The arbitrator shall be selected by JAMS and a single arbitrator shall conduct the arbitration.

               (2) Position Papers. Each party shall be entitled to submit a reply to the other party's position paper to the arbitrator.

               (3) Arbitrator's Role. The decision of the arbitrator shall be final and binding on the parties, shall be enforceable under North Carolina's Uniform Arbitration Act and the terms of that Act shall apply.

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               (4) Fees and Costs.  The arbitrator  shall be allowed,  in his or her discretion, to require the losing party to pay the reasonable attorney's fees and costs of the prevailing party provided the arbitrator finds that the assessment of such fees and costs serves substantial justice; such fees and costs shall not otherwise be awardable in any mediation between the parties The award of the arbitrator, including the assessment of reasonable attorney's fees and costs, if any, shall bear interest at the legal rate until the date when the awarded fees and costs, if any, are paid in full. The decision of the arbitrator may be entered as a judgment in any court of the State of North Carolina or elsewhere.

          (c) Except where specifically modified above, all other terms and procedures specified for the mediation in paragraph (a) shall apply in the arbitration. Article 45A of Chapter 1 of the General Statutes of North Carolina shall apply to such arbitration.

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